                      MUTUAL FUND FEE AND EXPENSE AGREEMENT

     THIS AGREEMENT is made as of this 1st day of June, 2006 by and among Banc of America Funds Trust, for itself and on behalf of its series listed on Schedule A attached hereto and Columbia Management Advisors, LLC, a Delaware limited liability company ("CMA").

     WHEREAS, Banc of America Funds Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940;

     WHEREAS, CMA, an investment adviser registered under the Investment Advisers Act of 1940, serves as investment adviser to the Trust pursuant to a separate investment advisory agreement (the "Investment Advisory Agreement"); and

     WHEREAS, CMA serves as administrator to the Trust pursuant to a separate administration agreement (the "Administration Agreement");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. LIMITATION OF TOTAL OPERATING EXPENSE RATIOS--INVESTMENT ADVISORY, ADMINISTRATION FEES AND OTHER EXPENSES. The parties hereby agree that CMA as appropriate shall waive any advisory fees payable to it under the Investment Advisory Agreement or waive any administration fees payable to it under the Administration Agreement, or reimburse other expenses of the series to the extent necessary to ensure that total operating expense ratios for each series (excluding distribution and service fees, interest, fees on borrowings, extraordinary expenses and expenses associated with the Funds' investment in other investment companies) do not exceed 0.10% annually, absent a determination by the Trust's Board of Trustees that extraordinary circumstances or a material reduction in portfolio assets has occurred that has made it appropriate to permit an increase in total operating expense ratios.

     2. AUTOMATIC RENEWAL. This Agreement shall be effective for the initial period June 1, 2006 through July 31, 2008 and renew automatically thereafter, on the same terms identified herein, for a period of one year beginning on August 1, 2008, unless prior to such date, CMA provide notice to the Board of Trustees of the Trust of any proposals to increase, decrease or eliminate fee waivers and/or limits on total operating expense ratios for one or more series for a subsequent year. Any renewal of this Agreement does not preclude CMA from requesting that the Trust's Board of Trustees approve changes to the fee waivers and/or total operating expense ratio limits prior to a subsequent renewal.

     3. ENTIRE AGREEMENT; MODIFICATION; AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above first written.

BANC OF AMERICA FUNDS TRUST, for        COLUMBIA MANAGEMENT ADVISORS, LLC
itself and on behalf of its series
listed on Schedule A attached hereto


By /s/ Christopher L. Wilson            By /s/ J. Kevin Connaughton
   ----------------------------------      -------------------------------------
Name: Christopher L. Wilson             Name: J. Kevin Connaughton
Title: President                        Title: Chief Financial Officer

                                                                      Schedule A

                                 COLUMBIA FUNDS

                    Banc of America Retirement 2005 Portfolio
                    Banc of America Retirement 2010 Portfolio
                    Banc of America Retirement 2015 Portfolio
                    Banc of America Retirement 2020 Portfolio
                    Banc of America Retirement 2025 Portfolio
                    Banc of America Retirement 2005 Portfolio
                    Banc of America Retirement 2030 Portfolio
                    Banc of America Retirement 2035 Portfolio
                    Banc of America Retirement 2040 Portfolio